Exhibit 99.1

News Release

One Centerpointe Drive, Ste. 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: June 28, 2023, 4:30 p.m. EDT	Contact:	Jack Isselmann, Public Relations
Justin Roberts, Investor Relations
Ph: (503) 684-7000

Greenbrier Adds Patrick Ottensmeyer as Independent Director to Board of Directors

Former KCS CEO Patrick J. Ottensmeyer elected to Board of Directors

Greenbrier’s Board of Directors increases to 11 members

New director brings substantial rail industry expertise to Greenbrier

Lake Oswego, Oregon, June 28, 2023 – The Greenbrier Companies, Inc. (NYSE:GBX) announced today the election of Patrick J. Ottensmeyer to the Company’s Board of Directors. The election of Ottensmeyer increases Greenbrier’s Board from 10 to 11 members, nine of whom are independent directors.

Ottensmeyer served as President and CEO of Kansas City Southern (KCS), a Class I railroad, from 2015 to 2023 until the completion of the merger creating Canadian Pacific Kansas City (CPKC) in 2023. From 2008 to 2015, he was Executive Vice President of Sales and Marketing at KCS. Earlier, from 2006 to 2008, he was Executive Vice President and Chief Financial Officer at the railroad.

Ottensmeyer is the U.S. Chairman of the U.S. Chamber of Commerce’s U.S.-Mexico Economic Council (USMXECO). In this role, he presides over the U.S.-Mexico CEO Dialogue, which occurs twice annually. He oversees the Council’s extensive agenda of engagement with public- and private-sector leaders in the U.S. and Mexico to strengthen bilateral commercial ties. As leader of the U.S.-Mexico CEO Dialogue, Ottensmeyer was instrumental in representing business interests during the formation of the United States-Mexico-Canada Agreement (USMCA) from 2017-2020.

Ottensmeyer is the Co-Chair of the Brookings Institute USMCA Initiative, a group focused on building more integrated and resilient supply chains. He serves as Chair of the Truman Library Institute, the member-supported, nonprofit partner of the President Harry S. Truman Library & Museum.

In 2023, Ottensmeyer received the NARS Edward R. Hamberger Lifetime Achievement Award and in 2022, he was the recipient of Ingram’s Executive of the Year Award. Also in 2022, he and Keith Creel won Railway Age’s Co-Railroaders of the Year Award, in connection with the CP and KCS merger. He received the Railway Age Railroader of the Year recognition for the first time in 2020 and in 2019 he was the recipient of Progressive Railroading’s Railroad Innovator Award.

“Pat’s experience in operating international businesses with strong regulatory oversight will be invaluable to Greenbrier. In addition to his unique experience leading a company that connects the entire North American economy, he is committed to continuous improvement and collaboration. Pat’s leadership role in the CPKC merger demonstrates his vision for economic growth and supply chain integration. Through CPKC, Pat helped create the first fully-integrated rail freight route spanning all three nations of North America. The Board is confident he will provide important perspectives as we continue to execute our strategy, drive profitability and enhance value for all Greenbrier shareholders,” said Thomas Fargo, Greenbrier Board Chair.

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Greenbrier Adds Ottensmeyer as Independent Director (Cont.)	Page 2

Lorie Tekorius, CEO and President added, “As a thoughtful and influential leader, Pat has brought growth and innovation to the rail industry’s most complex challenges, including deep involvement during the creation of the USMCA. His leadership in U.S.-Mexico trade relations is unmatched, with decades of experience leading in both business environments. With more than 10,000 of our employees based in the United States and Mexico, we will value his insights into our business which relies heavily on effective management of trade and labor issues between the U.S. and Mexico. Greenbrier is fortunate to have Pat join our Board of Directors.”

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds, and markets freight railcars in North America, Europe and Brazil through its wholly-owned subsidiaries and joint ventures. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier owns a lease fleet of 12,300 railcars that originate primarily from Greenbrier’s manufacturing operations. As of March 31, 2023, Greenbrier manages 438,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other North American railcar owners. Learn more about Greenbrier at www.gbrx.com.

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